CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Catalyst Funds. Such reference appears in the Day Hagan Tactical Allocation Fund of ETFs' Statement of Additional Information, under the caption “Independent Registered Public Accounting Firm”.

/s/ Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

October 19, 2009